Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 29, 2016

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Tesla Motors, Inc. (“Tesla”), a Delaware corporation, including the joint proxy statement/prospectus forming a part thereof, relating to the proposed business combination of Tesla and SolarCity Corporation, a Delaware corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz